                                                                   EXHIBIT 10.39





                       RESEARCH AND DEVELOPMENT AGREEMENT



This Research and Development Agreement (the "Agreement") is entered into effective as of May 20, 1998, by and between Implant Sciences Corporation ("ISC") with a place of business at 107 Audubon Road, #5, Wakefield, Massachusetts 01880-1246, and Guidant Corporation and its affiliates ("Guidant") with a place of business at 3200 Lakeside Drive, Santa Clara, California 95052.

RECITALS:

     A.   ISC is experienced in ion implanting items, including stainless steel;

     B. Guidant develops, manufactures and sells medical devices, including stainless steel stents;

     C. ISC and Guidant desire to collaborate with each other to conduct certain research and experiments to develop radioactive stents for the treatment of vascular disease (i.e., disease in blood vessels in the human anatomy, excluding stents for use in treating biliary and urological disorders) (the "Research Field"); and

     D. ISC and Guidant further intend to extend such collaboration, if successful, into a mutually exclusive long term supply arrangement upon terms and conditions to be negotiated.

     NOW, THEREFORE, the parties agree as follows:

     1. DEFINITIONS. As used herein, the following terms shall have the following meanings unless the context clearly requires otherwise:

          1.1 "CONFIDENTIAL INFORMATION" shall mean any information which relates to the disclosing party, its business or assets or that of any of its customers or affiliates that is considered to be proprietary and confidential; provided, however, that in order for information to be "Confidential Information" for purposes of this Agreement, written material must be marked by the disclosing party as "Confidential," and oral information disclosed must be identified as confidential at the time of disclosure, reduced to writing by the disclosing party, marked "Confidential," and delivered to the receiving party within 30 days of disclosure. Once information has been identified as "Confidential" in accordance herewith, it shall not be necessary to designate such information as "Confidential" in subsequent written or oral communications. Nothing in this Agreement shall be deemed to require disclosure of Confidential Information by either party to the other.

          1.2 "RESEARCH PROGRAM" shall mean ISC's research and development into the feasibility of ion implanting Guidant stents for use in the treatment of vascular disease, as more particularly described in Task 2, 3 and 4 of Part B on Exhibit Z to this Agreement, which is incorporated into this Agreement by this reference.

     2.   ISC RESEARCH PROGRAM OBLIGATIONS.

          2.1 RESEARCH OBLIGATIONS. ISC will use commercially reasonable efforts to complete the tasks described in Exhibit Z.

          2.2   FUNDING. Except for Guidant's funding obligations described in
Section 3 and Exhibit Z, ISC will pay for all costs and expenses for its obligations under the Research Program.

          2.3 CONTACT. A. J. Armini will serve as the primary contact for ISC to facilitate ISC's activities during the Research Program. Ty Hu will serve as the primary contact for Guidant to facilitate Guidant's activities during the Research Program.

          2.4 TECHNICAL REVIEWS. ISC will participate with Guidant in the review of technical results of the Research Program.

     3. GUIDANT'S RESEARCH PROGRAM OBLIGATIONS. Guidant will pay for the costs of the Research Program as follows:


Within ten (10) business days of execution of this Agreement by both parties:                    $[Redacted Text]
Upon delivery of [Redacted Text] stents satisfying the specifications defined in Exhibit Y:      $[Redacted Text]
Upon delivery of [Redacted Text] stents satisfying the specifications as defined in Exhibit Y:   $[Redacted Text]
Upon delivery of [Redacted Text] stents satisfying the specifications as defined in Exhibit Y:   $[Redacted Text]
                                                                                                  --------------
TOTAL:                                                                                           $[Redacted Text]




In addition, Guidant will timely provide ISC with all stents necessary for its use in the Research Program, including [Redacted Text] required by ISC during the initial period during which the equipment is being validated as described in Section 4.5. Such stents may include stents with cosmetic blemishes or other defects that will not affect the Research Program objectives. Guidant will have further financial obligations for the costs of the Research Program other than as set forth in this Agreement.


     4.   JOINT RESEARCH PROGRAM OBLIGATIONS AND RIGHTS.

          4.1 COOPERATION. ISC and Guidant will cooperate and use their respective reasonable efforts to fulfill the objectives of the Research Program in an expeditious manner and will promptly share with the other all results obtained. Guidant agrees to cooperate and use commercially reasonable efforts in support of ISC's application for a National Institute of Health (NIH) grant. In particular, Guidant agrees to provide ISC with a letter of support in a form to be mutually agreed upon.

          4.2 DISCLAIMER. Neither party represents to the other that any intellectual property rights generated prior, during or after the Research Program will be free of dominance



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by other patents, including those based upon inventions made by other inventors of a party independent of the Research Program.

          4.3 COSTS AND EXPENSES. Each party will bear all costs and expenses incurred by it in complying with its obligations under this Agreement without any reimbursement from the other party, except as set forth in Sections 2 & 3 above.

          4.4 ASSESSMENT. From time to time, Guidant and ISC will meet to jointly assess the results of the Research Program and the parties' related activities.


          4.5 TERM AND TERMINATION. This Agreement will continue in effect until all of the requirements outlined on Exhibit Z have been completed, including the animal studies for each of the radioactive stents; provided, however, that ISC's obligations regarding exclusivity shall terminate in accordance with Section 5. Notwithstanding the foregoing, Guidant may terminate this Agreement at any time by written notice to ISC on or after the six month anniversary of the date first written above if ISC has not delivered to Guidant radioactive stents ready for implanting in Guidant's animal studies for each of the three different isotopes identified in Section 3 above. If Guidant terminates this Agreement in accordance with the preceding sentence, ISC will pay Guidant an amount equal to all of the payments made by Guidant to the date of such termination; provided, however, that if ISC has delivered to Guidant radioactive stents for implanting in Guidant's animal studies for (i) [Redacted Text] of the [Redacted Text] different isotopes identified in Section 3 above, then ISC will not be required to refund [Redacted Text] of the amount paid by Guidant prior to such termination [Redacted Text], and all of the $[Redacted Text] payment paid for delivery of the stent with the applicable isotope), or
(ii) [Redacted Text] of the [Redacted Text] different isotopes identified in
Section 3 above, then ISC will not be required to refund [Redacted Text] of the amount paid by Guidant prior to such termination [Redacted Text] payment, and the two $[Redacted Text] payments paid for delivery of the [Redacted Text] stents with the applicable isotopes). Guidant agrees to place orders for the stents identified in Section 3 above and to deliver the stents within two (2) months of the date that ISC notifies Guidant that its radiation unit is on-line, validated and capable of irradiating the stents using all of the isotopes.


          4.6 SPECIFICATIONS. All stents delivered to Guidant will conform to the specifications set forth in Exhibit Y. ISC shall certify conformity to the specifications upon shipment from ISC. Guidant may also verify conformity to the specifications upon its receipt of the stents.

     5. EXCLUSIVITY AND RIGHT OF FIRST NEGOTIATION. During the "Initial Exclusivity Period" (as defined in the next sentence), ISC shall not (i) work with any third party in developing a radioactive stent within the Research Field or a process for making stents radioactive, or (ii) enter into any discussions or agreement (including an agreement in principle) regarding any sale, assignment, license or other disposition of ISC's intellectual property, including, without limitation, patents, patent applications, know-how and/or technology, relating to radioactive stents within the Research Field or processes for making stents radioactive (the "Intellectual



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Property Rights"). The "Initial Exclusivity Period" will be the period of time commencing on the date first written above, and ending on the date that is four months after ISC delivers to Guidant an aggregate of [Redacted Text] irradiated with [Redacted Text], and [Redacted Text] stents irradiated with [Redacted Text] (which will include the [Redacted Text] described in Section 3.2 above) and satisfying the specifications identified in Exhibit Y). Guidant will order the remaining [Redacted Text] stents no later than two (2) months after delivery of the initial [Redacted Text]. If Guidant does not order the remaining [Redacted Text] of the delivery of the initial [Redacted Text] stents, then Guidant will be deemed to have ordered such stents solely for purposes of determining the Initial Exclusivity Period.



     Within fifteen (15) days following the completion of the Initial Exclusivity Period, Guidant will notify ISC in writing if it desires to negotiate an agreement for exclusive license rights to the Intellectual Property Rights in the Research Field and/or an exclusive supply agreement. If Guidant notifies ISC that it desires to acquire exclusive license rights to the Intellectual Property Rights and/or enter into an exclusive supply agreement, ISC will negotiate exclusively with Guidant for a period of [Redacted Text] from the end of the Initial Exclusivity Period for such an agreement. During the period of negotiations with Guidant, ISC shall not enter into any agreement or discussions with any other third party regarding the Intellectual Property Rights and/or a supply agreement. If Guidant and ISC fail to reach an agreement in principle regarding the Intellectual Property Rights and/or supply agreement within the [Redacted Text] period described above, ISC shall then have the right to enter into an agreement with a third party, provided that, during the twelve
(12) month period following the failure of the parties to reach an agreement in principal such agreement is not on terms and conditions that are equal to or more favorable to that third party than those last offered by Guidant. In addition, Guidant will have the right to enter into an agreement with a third party, provided that, during the twelve (12) month period following the failure of the parties to reach an agreement in principal, such agreement is not on terms and conditions that are equal to or more favorable to that third party than those last offered by ISC, provided such agreement is for the same ion implantation process and quality product.


     6. INTELLECTUAL PROPERTY. Any patent rights, trade secrets, proprietary inventions or other intellectual property resulting from the collaboration contemplated by this Agreement shall belong to the party which invented or developed the same, without any rights of the other party to any such invention (subject to the rights in Section 5), or to the applicable parties jointly in the event that more than one of the parties jointly invented the same. Each party agrees that it will execute any necessary assignments or other instruments which may be necessary to accomplish the foregoing.

     7. INDEMNITY. Each party will indemnity and hold the other harmless from any loss, damage, cost and reasonable attorneys' fees (hereinafter "loss") incurred in connection with the defense of claims made by a third party, if such loss is causally related to negligence, willful misconduct, or material breach of contract by said other party; provided, however, that in the event such loss was also causally related to negligence, willful misconduct, or material breach of



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
contract by the party seeking indemnification, no right of indemnification shall exist, and each party shall be limited to the remedy of contribution, if and to the extent otherwise applicable. Notwithstanding the provisions of the foregoing sentence, Guidant will indemnify and hold ISC harmless from all claims, losses, damages, costs, and reasonable attorneys' fees arising out of or related to any claim made by any third party for alleged patent infringement. Each party shall promptly give notice to the other party of any events or any claim which may give rise to a claim for indemnification, and shall provide reasonable cooperation to the other in connection with the response to and/or defense of such claim.

     8. ABSENCE OF EXPRESS OR IMPLIED WARRANTIES. This Agreement is one for the provision of ion implantation services only, and not for the sale of goods. Consequently, ISC makes no warranties with respect to the stents as to which it provides such services, including without limitation any implied warranty of merchantability or warranty of fitness for a particular purpose, except that stents delivered by ISC shall at the time of shipment be in material compliance with the specifications of Exhibit Y. Title to stents delivered by Guidant to ISC for implantation shall remain with Guidant. Guidant's sole remedy for failure of any implanted stents to meet the specifications of Exhibit Y shall be the refund and/or non-payment remedies specifically provided for herein.

     9. LIMITED USE OF IMPLANTED STENTS. It is understood and agreed that the stents to be ion implanted by ISC pursuant to this Agreement are intended for internal testing and evaluation by Guidant, including animal experimentation and will not be used with any human subject. Guidant agrees that it will store and handle radioactive stents implanted by ISC in material compliance with all federal, state and/or local laws and regulations. Guidant further agrees that it will provide adequate warnings and training with respect to the potential hazards of such products to its employees and to any third parties to which it delivers or entrusts such products.

     10. CONFIDENTIALITY. Each party may permit the other party access to its Confidential Information to the extent necessary for fulfillment of the purposes of this Agreement, provided that all such Confidential Information shall be kept confidential by the receiving party and its respective affiliates at all times, and neither party shall, without the other's prior written consent, distribute, disclose or divulge Confidential Information of the other party to any person, firm or entity of any kind, or use the Confidential Information of the other for any purpose not contemplated by this agreement whatsoever. The obligations in the preceding sentence shall not apply to any Confidential Information which (i) is or becomes lawfully in the public domain other than as a result of a breach of this Agreement; (ii) is already in the receiving party's possession at the time of disclosure thereof; (iii) is received from a third party having no obligations of confidentiality to the disclosing party; (iv) is independently developed by the receiving party; or (v) is required by law or regulation to be disclosed. In the event that information is required to be disclosed pursuant to
(v), the party required to make disclosure shall notify the other to allow that party to assert whatever exclusions or exemptions may be available to it under such law or regulation. Upon the request of either party, the other shall return all copies of Confidential Information of such party, except that one copy may be retained for legal purposes.



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     11.  PUBLICATION. No party shall publish or otherwise publicly disclose any results of the Research Program without the written consent of the other party which consent shall not be unreasonably withheld. It shall not be unreasonable for a party to require as a condition of its consent a publication delay not in excess of ninety (90) days. In order to avoid loss of patent or other intellectual property rights as a result of premature public disclosure of patentable information, each party will submit prepublication materials to the other for review and comment at least sixty (60) days prior to planned submission for publication. Neither party will use any name or trademark of the other and neither party shall make any public disclosure of the Agreement or the transactions contemplated hereby except as required by law, including, but not limited to, legal disclosure obligations in connection with planned financing activities, provided that (i) any such disclosures are only to the extent legally required, and in any event do not include any of the financial terms of the agreement, and (ii) that the nondisclosing party is given an opportunity to review and comment on any such disclosure at least thirty (30) days in advance of such disclosure, or such shorter amount of time as may be practicable under the circumstances. Nothing herein shall, however, release either party from its obligation to maintain the confidentiality of the Confidential Information provided to it by the other party as required herein.

     12.   MISCELLANEOUS.

           12.1 ASSIGNMENT. This Agreement shall be binding upon the parties hereto and their respective successors and assigns. This Agreement may not be assigned by either party without the prior written consent of the other, which consent will not be unreasonably withheld, except that either party may assign this Agreement without the consent of the other to an affiliate or to a third party successor to the business of such party to which this Agreement relates.

           12.2 COUNTERPARTS AND HEADINGS. This Agreement may be executed in counterparts, each of which may be an original but all of which, taken together, shall constitute one and the same instrument. Headings included herein are for convenience only and shall not be used to construe this Agreement.

           12.3 SURVIVAL. The provisions of Sections 6-12 shall survive the termination of this Agreement.

           12.4 ENTIRETY. This Agreement constitutes the entire and only agreement between the parties relating to the subject matter hereof and all other prior negotiations, representations, agreements and understandings are superseded hereby. No agreements altering or supplementing the terms hereof may be made except by means of a written document signed by the duly authorized representatives of the parties.

           12.5 NOTICES. Any notice required or permitted by this Agreement shall be in writing and shall be deemed given when received if delivered by hand or four (4) days subsequent to mailing if mailed by certified or registered mall, with postage prepaid, return receipt requested, and addressed to the party at the address first set forth above or such other address as may be given from time to time under the terms of this notice provision.



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           12.6   WAIVER. Failure of either party to enforce a right under this
Agreement shall not act as a waiver of that right or the ability to later assert that right relative to the particular situation involved.

           12.7 VALIDITY. If any provision of this Agreement shall be found by a court to be void, invalid or unenforceable, the same shall be reformed to comply with applicable law or stricken if not so conformable, so as not to effect the validity or enforceability of this Agreement.

           12.8 INDEPENDENT CONTRACTORS. For the purposes of this Agreement, the parties shall be, and shall be deemed to be, independent contractors and not agents or employees of the other party. Neither party shall have authority to make any statements, representations or commitments of any kind, or to take any action which shall be binding on the other party, except as may be expressly provided for herein or authorized in writing. The parties are not partners or joint venturers under this Agreement, and nothing shall be construed as causing them to be such.

           12.9 GOVERNING LAW. This Agreement shall be governed by the substantive commercial and contract law of the State of Illinois, excluding its conflicts of laws rules.

           12.10 DISPUTE RESOLUTION. In the event any dispute arises out of or concerning this Agreement which the parties are unable to resolve reasonably promptly through discussion, the parties agree, as an initial matter, to submit such dispute promptly to non-binding mediation. In the event that mediation is unsuccessful, the dispute shall be submitted to binding private arbitration before a single arbitrator selected by agreement of the parties from a list proposed by the American Arbitration Association, or such other neutral body as the parties may agree on. The place of arbitration shall be Chicago, Illinois, unless the parties and arbitrator agree on another location. The parties agree that each shall be entitled to reasonable discovery from the other in connection with such arbitration, subject to such limitations as may be imposed by the arbitrator. The parties further agree any such arbitration should be conducted as promptly and inexpensively as possible and that they will cooperate with each other to this end. The arbitrator may, in his or her discretion, impose sanctions for breach of the foregoing obligation.

     IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

IMPLANT SCIENCES CORPORATION        GUIDANT CORPORATION




By:    /s/ A.J. Armini                  By: /s/ Beverly Huss
       -----------------------              ------------------------------------
Title: President                     Title: Vice President and GM Stent Business
       -----------------------              Unit, Guidant
                                            ------------------------------------




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                                    EXHIBIT Z
                      TO RESEARCH AND DEVELOPMENT AGREEMENT
                                     BETWEEN
                          IMPLANT SCIENCES CORPORATION
                                       AND
                               GUIDANT CORPORATION


                                Statement of Work
                                -----------------

A.   DELIVERABLES
     ------------

TASK 1.    DELIVER ACTIVATED STENTS


     ISC will deliver [Redacted Text] strength radioactive stents to Guidant for animal studies through December 1999. Stents requested by Guidant with strengths higher than [Redacted Text] will be counted as multiple stents. For example, each [Redacted Text] stent would be counted as [Redacted Text] stents toward the [Redacted Text].


     All orders that are placed by Guidant must be for a minimum of at least 20 stents per isotope although they may each be different radioactive strengths.

B.   RESEARCH PROGRAM
     ----------------

     ISC will use commercially reasonable efforts to complete the facility to activate, and safely and efficiently handle large quantities of stents.

TASK 2.    FACILITY DEVELOPMENT

This will include:

     (a) Design and fabrication of a remote handling end station to activate and load/unload stents safely.


     (b) Develop safe handling techniques and hardware to generate ion beams of [Redacted Text].


     (c)  Develop and fabricate focus and vertical scanners on the ion beam.

     (d) Develop techniques and hardware to safely handle, inspect, and ship radioactive stents to Guidant or a site designated by Guidant.

TASK 3.    STENT SCANNER SYSTEM

     ISC will develop an automated stent scanner that will measure linear uniformity and circumferential uniformity of stent radioactivity. ISC will also coordinate with NIST to obtain absolute standard activities for each radioisotope mentioned in Task 2.

TASK 4.    TECHNICAL SUPPORT FOR PRECLINICAL STUDIES

     ISC will provide technical support during Guidant's preclinical studies including material composition added to the stent, activity calculations, dose calculations and calibrations, and software for providing correct ion implantation parameters for shipping stents with activity-to-date certification.




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                                    EXHIBIT Y
                      TO RESEARCH AND DEVELOPMENT AGREEMENT
                                     BETWEEN
                          IMPLANT SCIENCES CORPORATION
                                       AND
                               GUIDANT CORPORATION



STENT QUALITY
Quality assessment after ion implantation onto the stents will be performed by ISC using certified detecting system. Guidant will randomly check and confirm the conditions of the stent and radiation distribution/activity of the stent using standardized procedures:

     1. Stent integrity be maintained at manufacturer's standard (no damages to stent struts).


     2. The total stent radiation activity level, for each activity level, shall be as specified by Guidant on the date of shipment from ISC within a range of [Redacted Text]. The activity level for each subsequent day shall be within [Redacted Text] of the activity level as specified by the radiation activity level chart supplied by ISC.



     3. Necessary measures will be taken to minimize the cross contamination of [Redacted Text] radioactive isotopes from the implantation system to an acceptable level. Other than these isotopes, the stents will contain no contamination from any unwanted radioactive isotopes from the ion source.


     4. Initial test implantation should provide certified energy spectrum and radioactive isotope list (if any other than the targeted isotope) implanted onto the stent. Implantation for research will be decided upon satisfactory test implantation.


     5. The ion implanted stent will have no greater than [Redacted Text] of the implanted radioisotope [Redacted Text].


     6. Stent activity and its decay time equation/time course be provided to Guidant with specified implantation/activity dates

     7. Certified uniform distribution of radiation activity on the stent measured both linearly and circumferentially along the stent using certified "scanning" system (hardware and software).


SUGGESTED TIMELINE*
Within two months but no later than six months after signing of the contract, all [Redacted Text] should be implanted onto Guidant stents with qualities as stated above.



     -    validation test           [Redacted Text]



     -    [Redacted Text]           [Redacted Text]



     -    [Redacted Text]           [Redacted Text]



     -    [Redacted Text]           [Redacted Text]


* The total activity on the stent will be decided at the time of "order" (coordination with test sites is needed for the specific time). The activity range will be flexible and be modified in accordance to the outcome/result of feasibility test.





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